The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale of securities is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 27, 2011

January , 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012-MTNDG0168 Registration Statements Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015
Market-Linked Notes generally offer investors exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, and provide for the repayment of principal at maturity, subject to the credit risk of Citigroup Inc.  The return on these Market-Linked Notes, or the notes, is based on the closing value of the S&P 500® Index, which we refer to as the underlying index, as measured on (i) each underlying index business day from the pricing date to and including the valuation date and (ii) only the valuation date, as described below. The notes are designed for investors who are willing to forgo market interest rates and the potential for participation in any increase in the closing value of the underlying index from the pricing date to the valuation date (as measured on only those two dates) if a fixing event (as described below) occurs in exchange for the repayment of principal at maturity, the opportunity to participate in any increase in the closing value of the underlying index from the pricing date to the valuation date (as measured on only those two dates) if a fixing event does not occur (subject to a maximum return of 40%) and a fixed total return of 4% to 6% (to be determined on the pricing date) if a fixing event occurs.  Before you invest in the notes, you should understand how the payment at maturity is calculated and how whether the closing value of the underlying index is greater than 140% of the initial index value on any day during the term of the notes will substantially affect your payment at maturity.  The notes are senior unsecured obligations of Citigroup Funding Inc., and any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company, and are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.
Aggregate principal amount:	$
Principal amount:	$10.00 per note
Issue price:	$10.00 per note (see “Underwriting fee and issue price” below)
Pricing date:	January , 2012 (expected to be January 25, 2012)
Original issue date:	January , 2012 (three business days after the pricing date)
Valuation date:	January , 2015 (expected to be January 26, 2015), subject to postponement for non-underlying index business days and certain market disruption events.
Maturity date:	January , 2015 (expected to be January 29, 2015)
Underlying index:	S&P 500® Index
Principal due at maturity:	Full principal amount due at maturity
Payment at maturity:	For each note, the $10.00 principal amount per note, plus the note return amount, which may be zero or positive
Note return amount:	Either:
(i) if a fixing event does not occur:	$10.00 × the greater of (x) the index return percentage and (y) 0%; or
(ii) if a fixing event occurs:	$0.40 to $0.60 (4% to 6% of the $10.00 principal amount per note; to be determined on the pricing date)

Because a fixing event will occur if the closing value of the underlying index on any underlying index business day from the pricing date to and including the valuation date is greater than 140% of the initial index value, your note return amount will never be greater than $4.00 per note, and your payment at maturity will never be greater than $14.00 per note.

Fixing event:
A fixing event will occur if the closing value of the underlying index on any underlying index business day from the pricing date to and including the valuation date is greater than the upside threshold value.

Upside threshold value:	(approximately 140% of the initial index value)
Index return percentage:	(final index value – initial index value) / initial index value
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
CUSIP:	17317U360
ISIN:	US17317U3602
Listing:	The notes will not be listed on any securities exchange.
Underwriter:
Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal. See “Fact sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per note	$10.00	$0.30	$9.70
Total	$	$	$
(1) The actual price to public, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.90 per note. Please see “Syndicate Information” on page PS-10 for further details.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the notes, will receive an underwriting fee of up to $0.30 for each note sold in this offering. The actual underwriting fee per note will be equal to $0.30 for each note sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in the next sentence.  Certain selected dealers affiliated with Citigroup Global Markets Inc., including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from Citigroup Global Markets Inc. a fixed selling concession of $0.30 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets Inc. will receive a selling concession of up to $0.30 for each note they sell.  Certain other broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $0.30 for each note they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  You should refer to “Risk Factors,” “Fact Sheet—Fees and selling concessions” “ and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.

Investing in the notes involves a number of risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-14.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product Supplement filed on July 13, 2011: http://www.sec.gov/Archives/edgar/data/831001/000119312511187654/d424b2.htm
Prospectus and Prospectus Supplement filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

Investment Overview
Market-Linked Notes
The Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015 (the “notes”) can be used:

■
As an alternative to direct exposure to the underlying index in a moderately bullish scenario in which a fixing event has not occurred and the final index value is greater than the initial index value; however, by investing in the notes, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of December 23, 2011, yield an average of 2.09% per year.  If the average dividend yield remained constant for the term of the notes, this would be equivalent to 6.27% (calculated on a simple interest basis) over the approximately 3-year term of the notes.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you;

■
To obtain 1-to-1 exposure to any increase in the closing value of the underlying index from the pricing date to the valuation date (as measured on only those two dates) in scenarios in which the closing value of the underlying index has not increased by more than 40% as compared to initial index value at any time during the term of the notes;

■
To receive a fixed total return of 4% to 6% (1.33% to 2.00% per annum on a simple interest basis; to be determined on the pricing date) in scenarios in which the closing value of the underlying index has increased by more than 40% as compared to initial index value at any time during the term of the notes; and

■	To protect against any negative performance in the underlying index and receive the full principal amount of the notes at maturity, subject to the credit risk of Citigroup Inc.

Maturity:	Approximately 3 years
Payment at maturity:
For each note, the $10.00 principal amount, plus a note return amount equal to either:
(i)   if a fixing event does not occur:
$10.00 × the greater of (x) the index return percentage and (y) 0%; or
(ii)  if a fixing event occurs:

$0.40 to $0.60 (4% to 6% of the $10.00 principal amount per note; to be determined on the pricing date)
Principal due at maturity:	Full principal amount due at maturity
Maximum payment at maturity:	▪ $14.00 if a fixing event does not occur; or ▪ $10.40 to $10.60 (to be determined on the pricing date) if a fixing event occurs.
Coupon:	None

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on December 23, 2011:

Bloomberg Ticker Symbol:	SPX
Current Closing Value:	1,265.33
52 Weeks Ago (on 12/27/2010):	1,257.54
52 Week High (on 4/29/2011):	1,363.61
52 Week Low (on 10/03/2011):	1,099.23

January 2012	PS-2

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

S&P 500® Index – Daily Closing Values January 3, 2006 to December 23, 2011

January 2012	PS-3

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

Key Investment Rationale

Subject to the credit risk of Citigroup Inc., at maturity you will receive for each note you hold a payment equal to the $10.00 principal amount per note plus an amount, which may be zero, that depends on (i) whether a fixing event occurs and (ii) if no fixing event has occurred, the final index value.

The notes are designed for investors who are willing to forgo market interest rates and the potential for participation in any increase in the closing value of the underlying index from the pricing date to the valuation date (as measured on only those two dates) if a fixing event occurs in exchange for the repayment of principal at maturity, the opportunity to participate in any increase in the closing value of the underlying index from the pricing date to the valuation date (as measured on only those two dates) if a fixing event does not occur (subject to a maximum return of 40%) and a fixed total return of 4% to 6% (to be determined on the pricing date) if a fixing event occurs.  Before you invest in the notes, you should understand how the payment at maturity is calculated and how whether the closing value of the underlying index is greater than 140% of the initial index value on any day during the term of the notes will substantially affect your payment at maturity.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of December 23, 2011, yield an average of 2.09% per year.  If the average dividend yield remained constant for the term of the notes, this would be equivalent to 6.27% (calculated on a simple interest basis) over the approximately 3-year term of the notes.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the notes.

Payment Scenario 1
A fixing event does not occur, and the final index value is greater than the initial index value, but less than or equal to the upside threshold value of        (approximately 140% of the initial index value). The note return amount will be positive but less than or equal to $4.00 per note, and the investor will receive a payment at maturity greater than $10.00 but less than or equal to $14.00 per note, based on a 1-to-1 participation in any increase of the closing value of the underlying index from the pricing date to the valuation date.

Payment Scenario 2
A fixing event does not occur, and the final index value is less than or equal to the initial index value. The note return amount will be zero, and the investor will receive a payment at maturity of $10.00 per note.

Payment Scenario 3
A fixing event occurs.  The note return amount will be $0.40 to $0.60 (to be determined on the pricing date) per note, and the investor will receive a payment at maturity of $10.40 to $10.60 (to be determined on the pricing date) per note, regardless of any increase or decrease in the closing value of the underlying index from the pricing date to the valuation date.

Summary of Selected Key Risks (see page PS-14)

■
The return on the notes depends on the performance of the underlying index on every underlying index business day from the pricing date to and including the valuation date, and on the valuation date specifically.

■	Historically, the closing value of the underlying index has been volatile.

■	The notes do not pay interest, and the yield on the notes may be lower than the yield on a standard debt security of comparable maturity.

■	The appreciation potential of the notes is limited by the maximum payment at maturity of $14.00 (140% of the principal amount) per note.

■
Your opportunity to receive a return linked to the underlying index may terminate on any day from the pricing date to and including the valuation date if a fixing event occurs, in which case you would receive a fixed total return of 4% to 6%.

■
If the closing value of the underlying index does not exceed the upside threshold value on any underlying index business day from the pricing date to and including the valuation date, your return on the notes will depend only on the final index value.

■	Secondary market sales of the notes may result in a loss of principal.

■	The market value of the notes will be influenced by many unpredictable factors.

■
The notes are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the notes, and any actual or anticipated change to its credit ratings or its credit spreads may adversely affect the market value of the notes.

■
Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

■	Adjustments to the underlying index could adversely affect the value of the notes.

January 2012	PS-4

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

■	You will have no rights against the publisher of the underlying index or any issuer of any stock included in the underlying index.

■	The historical performance of the underlying index is not an indication of the future performance of the underlying index.

■	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

■	The notes will not be listed on any securities exchange, and secondary trading may be limited.

■	The calculation agent, which is an affiliate of the ours, will make determinations with respect to the notes.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes.

January 2012	PS-5

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

Fact Sheet

The notes offered are senior unsecured obligations of Citigroup Funding Inc (“Citigroup Funding”).  Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.  The notes will pay no interest and have the terms described in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Subject to the credit risk of Citigroup Inc., at maturity, we will pay the principal amount of $10.00 per note plus an amount based on the closing value of the underlying index as measured on (i) each underlying index business day from the pricing date to and including the valuation date and (ii) only the valuation date, as described below.  All payments due on the notes are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing date	Original issue date (settlement date)	Maturity date
January , 2012 (expected to be January 25, 2012)	January , 2012 (three business days after the pricing date)	January , 2015 (expected to be January 29, 2015)

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.
Aggregate principal amount:	$
Issue price:	$10.00 per note (see “Syndicate Information on page PS-10)
Principal amount:	$10.00 per note
Denominations:	$10.00 and integral multiples thereof
Valuation date:	January , 2015 (expected to be January 26, 2015), subject to postponement for non-underlying index business days and certain market disruption events
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Underlying index:	S&P 500® Index
Principal due at maturity:	Full principal amount due at maturity
Interest:	None
Payment at maturity:	For each note, the $10.00 principal amount per note, plus the note return amount, which may be positive or zero
Note return amount:
Either:
(i) if a fixing event does not occur:
$10.00 × the greater of (x) the index return percentage and (y) 0%; or
(ii) if a fixing event occurs:
$0.40 to $0.60 (4% to 6% of the $10.00 principal amount per note; to be determined on the pricing date)
Because a fixing event will occur if the closing value of the underlying index on any underlying index business day from the pricing date to and including the valuation date is greater than 140% of the initial index value, your note return amount will never be greater than $4.00 per note, and your payment at maturity will never be greater than $14.00 per note.

Fixing event:
A fixing event will occur if the closing value of the underlying index on any underlying index business day from the pricing date to and including the valuation date is greater than the upside threshold value.

Upside threshold value:	(approximately 140% of the initial index value)
Index return percentage:	(final index value – initial index value) / initial index value
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Risk factors:	Please see “Risk Factors” beginning on page PS-14.

January 2012	PS-6

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	17317U360
ISIN:	US17317U3602
United States federal income tax considerations:
The following summary is a general discussion of the U.S. federal income tax consequences of ownership and disposition of the notes.  It applies only to an initial investor who purchases the notes for their issue price and holds them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

Each holder, by purchasing the notes, agrees to treat each note for U.S. federal income tax purposes as a debt instrument that is subject to U.S. Treasury regulations governing contingent payment debt instruments.  The remainder of this summary assumes this treatment.

We are required to determine a “comparable yield” for the notes.  The “comparable yield” is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  Solely for purposes of determining the amount of interest income that United States holders (as defined in the accompanying product supplement) will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

The comparable yield is a rate of    %, compounded semi-annually; the projected payment schedule with respect to a note consists of a single payment at maturity, equal to $      .  Assuming a semi-annual accrual period, the following table sets out the amount of original issue discount (“OID”) that will be deemed to accrue with respect to a note during each calendar year, based upon our determination of the comparable yield and the projected payment schedule:

Calendar Period	OID Deemed to Accrue During Calendar Period (Per $1,000 Note)	Total OID Deemed to Have Accrued From Issue Date (Per $1,000 Note) as of End of Calendar Period
Original Issue Date through December 31, 2012	$	$
January 1, 2013 through December 31, 2013	$	$
January 1, 2014 through December 31, 2014	$	$
January 1, 2015 through the Maturity Date	$	$

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual payment at maturity that will be made on a note.

For U.S. federal income tax purposes, a United States holder is required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of the notes, unless the United States holder timely discloses and justifies the use of other estimates to the Internal Revenue Service (the “IRS”).  Regardless of its accounting method for U.S. federal income tax purposes, a United States holder will be required to accrue OID on the notes into income at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected payment at maturity on the notes (as described below).

In addition to interest accrued based upon the comparable yield as described above, at maturity a United States holder will be required to recognize interest income equal to the amount of any net positive adjustment (i.e., the excess of the actual payment at maturity over the projected payment at maturity) in respect of a note.  A net negative adjustment (i.e., the excess of the projected payment at maturity over the actual payment at maturity) in respect of a note for a taxable year:

•      will first reduce the amount of interest in respect of the note that the United States holder would otherwise be required to include in income in the taxable year; and

•      to the extent of any excess, will give rise to an ordinary loss, but only to the extent of all previous interest inclusions under the note.

A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

January 2012	PS-7

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

Upon a sale or exchange of a note prior to maturity, a United States holder generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and the United States holder’s adjusted basis in the note.  A United States holder’s adjusted basis in the note will equal the cost thereof, increased by the amount of interest income previously accrued by the holder in respect of the note.  United States holders generally must treat any income on the sale or exchange as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  These losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.  A United States holder who recognizes a loss above certain thresholds may be required to file a disclosure statement with the IRS.  United States holders should consult their tax advisers regarding this reporting obligation.

Special rules might apply if the payment at maturity of the notes becomes fixed.  Under these rules, a United States holder would be required to make adjustments to account for the difference between the fixed payment at maturity and the projected payment at maturity in a reasonable manner over the remaining term of the note.  A United States holder's adjusted basis in the note and the character of any gain or loss on the sale or exchange of the note would also be affected.  United States holders should consult their tax advisers concerning the application of these special rules.

A Non-United States holder (as defined in the accompanying product supplement) generally will not be subject to U.S. federal withholding or income tax in respect of payments on or with respect to the notes if the Non-United States holder provides a properly executed IRS Form W-8BEN. Special rules apply to Non-United States holders whose income and gain on their notes are effectively connected with the conduct of a U.S. trade or business.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the notes by taking positions in swaps, options and/or futures contracts on the underlying index and/or on the stocks that constitute the underlying index, in the stocks that constitute the underlying index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value and the upside threshold value and, therefore, the value above which the underlying index must close on the valuation date, and/or at or below which the underlying index must close on each day from the pricing date to and including the valuation date, before investors would participate on a 1-to-1 basis (subject to the maximum payment at maturity) in any increase in the closing value of the underlying index. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets Inc. affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying product supplement for

January 2012	PS-8

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

more information.
Fees and selling concessions:
Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the notes, will receive an underwriting fee of up to $0.30, subject to reduction for volume purchase discounts, for each note sold in this offering.  The actual underwriting fee per note will be equal to $0.30 for each note sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in the next sentence.  Certain selected dealers affiliated with Citigroup Global Markets Inc., including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from Citigroup Global Markets Inc. a fixed selling concession of $0.30 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets Inc. will receive a selling concession of up to $0.30 for each note they sell.  Certain other broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $0.30 for each note they sell.  See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for additional information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets Inc. is an affiliate of Citigroup Funding Inc. Accordingly, the offering of the notes will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc., govern the sale and purchase of the notes.

Brazil

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission) and may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Mexico

Pursuant to the Mexican Securities Market Law, the notes have not been, and will not be, registered with the Mexican National Registry of Securities and may not be offered or sold publicly in the United Mexican States.

Uruguay

In Uruguay, the notes are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 16,749. The notes are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay. The notes do not qualify as an investment fund regulated by Uruguayan law 16,774, as amended.

Peru

The information contained in this document has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru's National Corporations and Securities Supervisory Commission or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Bolivia

The offshore notes are not governed by Bolivian legislation nor are they registered with or regulated by the Bolivian regulatory authorities.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

January 2012	PS-9

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased the notes, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets Inc. and the selling concession granted to selected dealers per note may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by a particular investor according to the following chart.

January 2012	PS-10

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

Syndicate Information

Aggregate Principal Amount of Notes for Any Single Investor	Price to Public per Note	Underwriting Fee per Note	Selling Concession per Note
<$1,000,000	$10.000	up to $0.300	up to $0.300
>= $1,000,000 and <$3,000,000	$9.950	up to $0.250	up to $0.250
>=$3,000,000 and <$5,000,000	$9.925	up to $0.225	up to $0.225
>=$5,000,000	$9.900	up to $0.200	up to $0.200

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

We encourage you to read the accompanying product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document, before you invest in the notes.

January 2012	PS-11

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

Hypothetical Payments on the Notes

The following examples illustrate hypothetical payments at maturity on the notes depending on (i) whether a fixing event occurs and (ii) if a fixing event does not occur, the final index value. All of the hypothetical examples below are based on the following assumptions:

▪	Initial index value:	1,200
▪	Upside threshold value:	1,680 (140% of the initial index value)
▪	Fixed note return amount if a fixing event occurs:	$0.50 (5% of the principal amount) per note

The hypothetical payments at maturity set forth below are for illustrative purposes only and do not reflect the actual returns applicable to a purchaser of the notes.  The numbers appearing in the following table and in the examples on the following page have been rounded for ease of analysis.  Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of December 23, 2011, yield an average of 2.09% per year.  If the average dividend yield remained constant for the term of the notes, this would be equivalent to 6.27% (calculated on a simple interest basis) over the approximately 3-year term of the notes.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the notes.

		If a Fixing Event Does Not Occur			If a Fixing Event Occurs
Final index value	Index return percentage	Note return amount	Payment at maturity	Total return on notes	Fixed note return amount	Payment at maturity	Total return on notes
0	-100.00%	$0.00	$10.00	0.00%	$0.50	$10.50	5.00%
120	-90.00%	$0.00	$10.00	0.00%	$0.50	$10.50	5.00%
240	-80.00%	$0.00	$10.00	0.00%	$0.50	$10.50	5.00%
360	-70.00%	$0.00	$10.00	0.00%	$0.50	$10.50	5.00%
480	-60.00%	$0.00	$10.00	0.00%	$0.50	$10.50	5.00%
600	-50.00%	$0.00	$10.00	0.00%	$0.50	$10.50	5.00%
720	-40.00%	$0.00	$10.00	0.00%	$0.50	$10.50	5.00%
840	-30.00%	$0.00	$10.00	0.00%	$0.50	$10.50	5.00%
960	-20.00%	$0.00	$10.00	0.00%	$0.50	$10.50	5.00%
1,080	-10.00%	$0.00	$10.00	0.00%	$0.50	$10.50	5.00%
1,200	0.00%	$0.00	$10.00	0.00%	$0.50	$10.50	5.00%
1,320	10.00%	$1.00	$11.00	10.00%	$0.50	$10.50	5.00%
1,440	20.00%	$2.00	$12.00	20.00%	$0.50	$10.50	5.00%
1,560	30.00%	$3.00	$13.00	30.00%	$0.50	$10.50	5.00%
1,680	40.00%	$4.00	$14.00	40.00%	$0.50	$10.50	5.00%
1,800	50.00%	NA	NA	NA	$0.50	$10.50	5.00%
1,860	55.00%	NA	NA	NA	$0.50	$10.50	5.00%
1,872	56.00%	NA	NA	NA	$0.50	$10.50	5.00%
1,980	65.00%	NA	NA	NA	$0.50	$10.50	5.00%
2,100	75.00%	NA	NA	NA	$0.50	$10.50	5.00%
2,220	85.00%	NA	NA	NA	$0.50	$10.50	5.00%
2,340	95.00%	NA	NA	NA	$0.50	$10.50	5.00%

Example A: The closing value of the underlying index increases 55% from the initial index value of 1,200 to a final index value of 1,860.  The payment at maturity per note is calculated as follows:

A fixing event has occurred.
Payment at maturity	=	$10.00 + $0.50
	=	$10.50

In this case, you will receive the fixed note return amount of $0.50 (5% of the principal amount) per note at maturity but will not participate in any increase in the closing value of the underlying index from the pricing date to the valuation date (as measured on only those two dates) because the closing value of the underlying index on one or more days during the term of the notes was greater than the upside threshold value.

The notes will have significantly underperformed an investment linked directly to the underlying index.

January 2012	PS-12

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

Example B: The closing value of the underlying index increases 40% from the initial index value of 1,200 to a final index value of 1,680.  The payment at maturity is calculated as follows:

(1) If a fixing event has occurred:
Payment at maturity	=	$10.00 + $0.50
	=	$10.50

In this case, you will receive the fixed note return amount of $0.50 (5% of the principal amount) per note at maturity but will not participate in any increase in the closing value of the underlying index from the pricing date to the valuation date because the closing value of the underlying index on one or more days during the term of the notes was greater than the upside threshold value.

The notes will have significantly underperformed an investment linked directly to the underlying index and the return in Example B(2) below (where a fixing event has not occurred).

(2) If a fixing event has not occurred:
Payment at maturity	=	$10.00 + $10.00 × the greater of (i) the index return percentage and (ii) 0%
	=	$10.00 + $10.00 × [(1,680 – 1,200) / 1,200]
	=	$14.00

In this case, you will participate on a 1-to-1 basis in the increase in the closing value of the underlying index from the pricing date to the valuation date because the closing value of the underlying index was never greater than the upside threshold value during the term of the notes.

The notes will have performed similarly to an investment linked directly to the underlying index.

Example C: The closing value of the underlying index decreases 20% from the initial index value of 1,200 to a final index value of 960.  The payment at maturity is calculated as follows:

(1) If a fixing event has occurred:
Payment at maturity	=	$10.00 + $0.50
	=	$10.50

In this case, you will still receive the fixed note return amount of $0.50 (5% of the principal amount) per note at maturity even though the closing value of the underlying index has decreased from the pricing date to the valuation date because the closing value of the underlying index on one or more days during the term of the notes was greater than the upside threshold value.

The notes will have outperformed an investment linked directly to the underlying index.

(2) If a fixing event has not occurred:
Payment at maturity	=	$10.00

In this case, your note return amount will be zero, and you will receive the $10.00 principal amount at maturity, because the closing value of the underlying index was never greater than the upside threshold value during the term of the notes.

The notes will have outperformed an investment linked directly to the underlying index but will have underperformed the return in Example C(1) above (in which a fixing event has occurred).

January 2012	PS-13

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors Relating to the Notes” in the accompanying product supplement related to this offering and “Risk Factors” in the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

■
The return on the notes depends on the performance of the underlying index on every underlying index business day from the pricing date to and including the valuation date, and on the valuation date specifically. The payment at maturity is linked to the performance of the underlying index over the term of the notes and will depend on (i) whether a fixing event occurs and (ii) if a fixing event does not occur, the final index value. A fixing event will occur if the closing value of the underlying index on any underlying index business day from the pricing date to and including the valuation date is greater than the upside threshold value of 140% of the initial index value.  If a fixing event has not occurred and the closing value of the underlying index increases from the pricing date to the valuation date (as measured on only those two dates), the return on your notes will be based on the index return percentage (subject to the maximum return on the notes of 40%). If a fixing event has occurred, the return on your notes will be fixed at a total 4% to 6% (equivalent to 1.33% to 2.00% per annum on a simple interest basis; to be determined on the pricing date) over the approximately 3-year term of the notes.  Before you invest in the notes, you should understand how the payment at maturity is calculated and how whether the closing value of the underlying index is greater than 140% of the initial index value on any day during the term of the notes will substantially affect your payment at maturity.

■
Historically, the closing value of the underlying index has been volatile.  Historically, the closing value of the underlying index has been volatile. From January 3, 2006 to December 23, 2011, the closing value of the underlying index has been as low as 676.53 and as high as 1,565.15. The likelihood that a fixing event occurs, which would substantially affect your payment at maturity, depends in large part on the volatility of the underlying index.  See “Historical Information” below.

■
The notes do not pay interest, and the yield on the notes may be lower than the yield on a standard debt security of comparable maturity. The notes do not pay any periodic interest. As a result, if (i) a fixing event has not occurred and the closing value of the underlying index decreases or does not increase sufficiently from the pricing date to the valuation date, or (ii) a fixing event has occurred, resulting in a total fixed return of 4% to 6% (to be determined on the pricing date) over the 3-year term of the notes, the effective yield on the notes may be at a rate lower than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

■
The appreciation potential of the notes is limited by the maximum payment at maturity of $14.00 (140% of the principal amount) per note.  Because a fixing event will occur if the closing value of the underlying index on any underlying index business day from the pricing date to and including the valuation date is greater than 140% of the initial index value, your payment at maturity will never be greater than $14.00 per note.  Therefore, any increase in the final index value over the initial index value by more than 40% will not increase the return on the notes and will result in the occurrence of a fixing event.  If a fixing event occurs, your total return on the notes will be limited to 4% to 6% (to be determined on the pricing date), resulting in a payment at maturity of $10.40 to $10.60 (to be determined on the pricing date) per note, and you will in no circumstance participate in any appreciation of the underlying index from the pricing date to the valuation date.

■
Your opportunity to receive a return linked to the underlying index may terminate on any day from the pricing date to and including the valuation date if a fixing event occurs, in which case you would receive a fixed total return of 4% to 6%.  If the closing value of the underlying index is greater than 140% of the initial index value on any underlying index business day from the pricing date to and including the valuation date, then a fixing event will have occurred and you will receive a fixed payment at maturity of $10.40 to $10.60 (to be determined on the pricing date).  This means that the total return on your notes will be fixed at 4% to 6% (equivalent to 1.33% to 2.00% per annum on a simple interest basis; to be determined on the pricing date) upon the occurrence of a fixing event, even if the final index value is greater than 104% to 106% (to be determined on the pricing date) of the initial index value.  In this case, you will have lost the potential to participate in the positive performance of the underlying index, and your note return amount and payment at maturity will no longer depend on the performance of the underlying index for the remainder of the term of the notes.

■
If the closing value of the underlying index does not exceed the upside threshold value on any underlying index business day from the pricing date to and including the valuation date, your return on the notes will depend only on the final index value.  If a fixing event does not occur, your return will depend on the closing value of the underlying index only on the valuation date, regardless of whether the closing value of the underlying index has been greater than the final closing value on any other underlying index business day during the term of the notes.  In this case, your return could be less than the fixed total return of 4% to 6% (to be determined on the pricing date) you would receive upon the occurrence of a fixing event, and could be zero.

■
Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The market value of the notes may fluctuate, and if you sell your notes in the secondary market prior to maturity, you may receive less than your initial investment.

■
The market value of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets Inc. may be willing to purchase or sell the notes in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities

January 2012	PS-14

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the notes mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the notes if you try to sell your notes prior to maturity.

■
The notes are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the notes, and any actual or anticipated changes to its credit ratings or its credit spreads may adversely affect the market value of the notes.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the notes, to pay all amounts due on the notes at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the notes.

■
Investing in the notes is not equivalent to investing in the underlying index or its component stocks. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index. The stocks that constitute the underlying index as of December 23, 2011 average a dividend yield of 2.09% per year.  If this average dividend yield were to remain constant for the term of the notes, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 6.27% (calculated on a simple interest basis) by investing in the notes instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

■
Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■
You will have no rights against the publisher of the underlying index or any issuer of any stock included in the underlying index. You will have no rights against the publisher of the underlying index or any issuer of any stock included in the underlying index even though whether a fixing event occurs, and, if no fixing event has occurred, the amount you receive at maturity, will depend on the closing value of the underlying index and such value is based on the prices of the stocks included in the underlying index.  The index publisher and the issuers of the stocks included in the underlying index are not in any way involved in this offering and have no obligations relating to the notes or to the holders of the notes.

■
The historical performance of the underlying index is not an indication of the future performance of the underlying index. The historical performance of the underlying index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying index during the term of the notes. Changes in the price of the underlying index will affect the trading price of the notes, but it is impossible to predict whether the value of the underlying index will fall or rise.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. is willing to purchase the notes in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc., as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding Inc.’s Hedging Activity?” in the accompanying product supplement.

■
The notes will not be listed on any securities exchange, and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets Inc. may, but is not obligated, to make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets Inc. is willing to transact. If at any time Citigroup Global Markets Inc. were not to make a market in the

January 2012	PS-15

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

■
The calculation agent, which is an affiliate of the ours, will make determinations with respect to the notes. Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the initial index value, the final index value, the index return percentage, whether a fixing event occurs on any underlying index business day during the term of the notes, the note return amount and your payment at maturity. Determinations made by Citigroup Global Markets Inc. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a market disruption event and the selection of a successor index or calculation of the closing value of the underlying index in the event of a market disruption event, or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

■
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes. One or more of our affiliates expect to hedge our obligations under the notes and will carry out hedging activities related to the notes (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, swaps, futures and/or options contracts on the underlying index as well as in other instruments related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and the upside threshold value and, therefore, the value above which the underlying index must close on the valuation date, and/or at or below which the underlying index must close on each day from the pricing date to and including the valuation date, before investors would participate on a 1-to-1 basis (subject to the maximum payment at maturity) in any increase in the closing value of the underlying index. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

January 2012	PS-16

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

Information about the S&P 500® Index

General. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Benchmarks—Description of the S&P® 500 Index” in the accompanying product supplement.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Citigroup Funding Inc. and its affiliates. See “Annex A—Underlying Benchmarks—Description of the S&P® 500 Index” in the accompanying product supplement.

January 2012	PS-17

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the S&P 500® Index due January    , 2015

Historical Information

The following table sets forth the published high, low and end-of-quarter daily closing values of the underlying index for each quarter in the period from January 3, 2006 through December 23, 2011. The closing value of the underlying index on December 23, 2011 was 1,265.33. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date or any other underlying index business day during the term of the notes.

S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter (through December 23, 2011)	1,285.09	1,099.23	1,265.33

Additional Considerations

If no closing value of the underlying index is available on any date of determination, the calculation agent may determine the closing value of the underlying index on that day in accordance with the procedures set forth in the accompanying product supplement. In addition, if the underlying index is discontinued, the calculation agent may determine the closing value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance. You should refer to the section “Provisions Relating to the Underlying Benchmark—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the accompanying product supplement for more information.

In case of default in payment at maturity of the notes, the notes will bear interest, payable upon demand of the beneficial owners of the notes in accordance with the terms of the notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of      % per annum on the unpaid amount due.

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

January 2012	PS-18

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these notes in any state where the offer is not permitted.
____________________
TABLE OF CONTENTS

Citigroup Funding Inc.

Medium-Term Notes, Series D

Market-Linked Notes Based on the Value of
the S&P 500® Index due January    , 2015
($1,000 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
January      , 2012
(Including Product Supplement Dated July
13, 2011, Prospectus Supplement
Dated May 12, 2011 and Prospectus
Dated May 12, 2011)

Page
Pricing Supplement Summary Terms	PS-1
Investment Overview	PS-2
S&P 500® Index Overview	PS-2
Key Investment Rationale	PS-4
Summary of Selected Key Risks	PS-4
Fact Sheet	PS-6
Hypothetical Payments on the Notes	PS-12
Risk Factors	PS-14
Information about the S&P 500® Index	PS-17
Historical Information	PS-18
Additional Considerations	PS-18
Product Supplement Summary Information—Q&A	PRS-2
Risk Factors relating to the Notes	PRS-6
Description of the Notes	PRS-14
Provisions Relating to the Underlying Benchmark	PRS-17
Certain United States Federal Income Tax Considerations	PRS-23
Plan of Distribution; Conflicts of Interest	PRS-30
ERISA Matters	PRS-30
Annex A- Underling Benchmarks	A-1
Prospectus Supplement Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42
Prospectus Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28